As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-161893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-161893

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUDSON VALLEY HOLDING CORP.

(Exact name of registrant as specified in its charter)

New York	13-3148745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21 Scarsdale Road

Yonkers, New York 10707

(973) 305-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Kopnisky, President and Chief Executive Officer

c/o Sterling Bancorp

400 Rella Blvd.

Montebello, New York 10901

(845) 369-8040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-161893, originally filed by Hudson Valley Holding Corp. (the “Company”) on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission on September 11, 2009 for the purpose of increasing the dollar amount of the Company’s common stock, $0.20 per share, preferred stock, warrants to purchase common stock, preferred stock or debt securities, units, debt securities and shares of trust securities registered under Registration Statement No. 333-161165 by $20,000,000.00.

On November 4, 2014, the Company entered into an Agreement and Plan of Merger with Sterling Bancorp (“Sterling”) providing for the merger of the Company with and into Sterling, with Sterling as the surviving entity (the “Merger”).

In connection with the consummation of the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Montebello, State of New York, on July 1, 2015. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

STERLING BANCORP (as successor by merger to Hudson Valley Holding Corp.)

By:	/s/ Luis Massiani

Name:	Luis Massiani

Title:	Senior Executive Vice President and Chief Financial Officer